Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made as of November 16, 2018 by and between Ballantyne Strong, Inc., a Delaware corporation (the “Company”), and Lance V. Schulz, an individual (the “Consultant”).

NOW, THEREFORE, the parties hereby agree as follows:

1. Resignation. Consultant resigned from his positions as Senior Vice President, Chief Financial Officer and Treasurer of the Company and any and all other positions he held with the Company and any of its subsidiaries or affiliates, effective November 16, 2018.

2. Consulting Services. During the term of this Agreement, Consultant will provide consulting services to the Company that include the following services (the “Services”): (a) assistance with transitioning his duties and functions to a new chief financial officer of the Company; (b) providing the Company’s new chief financial officer with information regarding access to and use of the Company’s financial reporting systems, internal control systems, and other systems relevant to the Company’s financial reporting, internal controls and disclosure controls and procedures; (c) providing the Company’s new chief financial officer with information regarding the Company’s accounting and disclosures policies, practices and decisions; (d) providing assistance and oversight in the preparation of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 in the same manner and to the same extent consistent with Consultant’s prior role as chief financial officer of the Company; and (e) such other services as may be requested by the Company’s chief financial officer or chief executive officer that are within the duties and/or functions provided by Consultant in his prior role as chief financial officer of the Company. In connection with the performance of the Services hereunder, Consultant shall report to the Company’s chief financial officer and chief executive officer. Consultant shall work primarily at the Company’s Omaha, Nebraska headquarters consistent with past practices. Consultant shall devote his full business time and efforts during the term of this Agreement to providing the Services hereunder consistent with past practices.

3. Compensation.

3.1 For the performance of the Services during the term of this Agreement, the Company shall pay Consultant, as compensation for the Services provided hereunder, a consulting fee at the rate of $26,683 per month, pro-rated for any partial month. The Company shall pay Consultant in the manner required by applicable law for a consultant providing services as an independent contractor.

3.2 If Consultant enrolls in COBRA coverage for post-employment coverage under the Company’s health plan made available to its employees and pays the employee portion of the COBRA premiums, the Company will pay the employer contribution amount of the COBRA premiums during the term of this Agreement and through December 31, 2019, subject to Consultant’s continued service pursuant to this Agreement through March 31, 2019.

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3.3 As of the date of Consultant’s resignation with the Company, Consultant held 40,000 restricted stock units granted under the Company’s 2017 Omnibus Equity Compensation Plan (the “Plan”) pursuant to an award agreement dated January 26, 2018 (the “Award Agreement”), none of which units were vested as of Consultant’s date of resignation. The Company agrees to amend the terms of the Award Agreement to provide that the units subject to the Award Agreement shall vest as of the following dates, provided that Consultant signs an amended Award Agreement and remains in the continuous service of the Company pursuant to this Agreement from the date hereof and through each of the following dates: (a) one-third on January 26, 2019; and (b) two-thirds on March 31, 2019. If the Company terminates this agreement prior to March 31, 2019 for any reason other than Cause, all unvested restricted stock units outstanding as of the date of such termination shall become immediately vested. “Cause” shall have the meaning assigned to such term in the Plan.

4. Term. This Agreement shall extend for a term beginning on the date hereof and extending through March 31, 2019. Either party may terminate this Agreement at any time during the term hereof upon notice to the other party.

5. Independent Contractor. During the term of this Agreement, Consultant’s relationship to the Company will be that of an independent contractor. Neither this Agreement nor the performance of the Services hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties. Accordingly, Consultant shall have sole and exclusive responsibility for the payment of all federal, state and local income taxes and for all employment and disability insurance, social security and other similar taxes with respect to any compensation provided by the Company hereunder. Consultant is not authorized to bind the Company, or to represent to any third party that he may bind the Company, except as expressly authorized in writing by the board of directors of the Company.

6. Confidential Information. During the term of this Agreement and following the termination of this Agreement for any reason, Consultant shall (a) maintain in strict confidence all business and financial information of the Company and its subsidiaries disclosed by the Company and/or its subsidiaries or made available to the Consultant that is non-public, confidential and/or proprietary in nature (“Confidential Information”) and (b) not use any of the Confidential Information except during the term of this Agreement for the specific purposes for which the disclosure of such Confidential Information was originally made to Consultant. All Confidential Information is and shall at all times be the exclusive property of the Company and its subsidiaries, as applicable. Nothing contained in this Agreement shall limit Consultant’s ability to respond to a lawful subpoena; to make a report to or cooperate with any government agency, including without limitation the ability to participate in an investigation, provide information, and recover any remuneration awarded for doing so; and to comply with any other legal obligations.

7. Company Materials. Upon the termination of this Agreement, Consultant shall immediately return to the Company all proprietary information and Company property and materials, including, but not limited to, computers, printers, cell phones, fax machines, scanners, memoranda, sales brochures, credit cards, telephone charge cards, manuals, building keys and passes, courtesy parking passes, names and addresses of all Company vendors, suppliers, customers and potential vendors, suppliers and customers, customer lists, customer contacts, sales information, diskettes, USBs, computer storage devices, intangible information stored on any of the foregoing, business or marketing plans, reports, projections, software programs and data compiled with the use of those programs, tangible copies of trade secrets and Confidential Information, and any and all other information or property previously or currently held or used by Consultant that is or was related to the Services provided hereunder. Consultant further agrees that in the event he discovers any other Company or proprietary materials in his possession after the date hereof, he will immediately return such materials to the Company.

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8. General.

8.1 This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, and such agreement supersedes all proposals or agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement.

8.2 No provision of this Agreement may be waived, amended, modified, superseded, canceled, renewed or extended except in a written instrument signed by the party against whom any of the foregoing actions is asserted. Any waiver shall be limited to the particular instance and for the particular purpose when and for which it is given.

8.3 If for any reason a court of competent jurisdiction finds any provision of this Agreement, or any portion thereof, to be unenforceable, that provision of this Agreement shall be enforced to the maximum extent permissible so as to affect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

8.4 This Agreement, the Services to be performed hereunder and all rights hereunder are personal to Consultant and may not be transferred or assigned by Consultant at any time.

8.5 This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of Nebraska, notwithstanding any conflict of law provision to the contrary.

8.6 This Agreement may be executed in multiple counterparts, which, when taken together, shall constitute one and the same instrument.

[signatures follow on the next page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BALLANTYNE STRONG, INC.		CONSULTANT

By:	/s/ D. Kyle Cerminara	/s/ Lance V. Schulz
Name:	D. Kyle Cerminara
Title:	Chairman and CEO

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